Exhibit 11

May 13, 2010

The Managers Funds

800 Connecticut Avenue

Norwalk, Connecticut 06854

Re:	The Managers Funds (the “Trust”)

Registration Statement of the Trust on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

In connection with the Registration Statement, relating to the Agreement and Plan of Reorganization, in substantially the form included in the Registration Statement, by and between Allianz Funds, on behalf of its series Allianz CCM Capital Appreciation Fund, Allianz CCM Emerging Companies Fund, Allianz CCM Focused Growth Fund and Allianz CCM Mid-Cap Fund, the Trust, on behalf of its series Managers Cadence Capital Appreciation Fund, Managers Cadence Emerging Companies Fund, Managers Cadence Focused Growth Fund and Managers Cadence Mid-Cap Fund, and, with respect to Sections 5, 10(l) and 11(b) thereof, Managers Investment Group LLC, and, with respect to Sections 5, 8, 10(k) and 11(a) thereof, Allianz Global Investors Fund Management LLC (the “Agreement”), you have informed us that you propose to register under the Securities Act of 1933, as amended (the “Act”), and to offer and to sell from time to time shares of beneficial interest (“Shares”) of each of Managers Cadence Capital Appreciation Fund, Managers Cadence Emerging Companies Fund, Managers Cadence Focused Growth Fund and Managers Cadence Mid-Cap Fund, each a series of the Trust (each a “Fund,” and collectively the “Funds”).

We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust’s Declaration of Trust, as amended, on file at the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”) and the Trust’s Bylaws. We have also examined and relied upon the Registration Statement and the Agreement and also certain resolutions adopted by the Trustees of the Trust with respect to the approval of the Agreement and the issuance of the Shares. We have also examined and relied upon the original or copies of minutes of the meetings of the Board of Trustees of the Trust and such other documents and records, including certificates of officers of the Trust, as we have deemed necessary for purposes of rendering our opinions below. We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to the corresponding originals of all documents submitted to us as copies.

We assume that appropriate action has been or will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including The Commonwealth of Massachusetts.

Insofar as this opinion relates to factual matters, we have made inquiries to officers of the Trust to the extent we believe reasonable with respect to such matters and have relied upon representations made by the Trust in the Declaration of Trust and representations made to us by one or more officers of the Trust. Although we have not independently verified the accuracy of such representations, we do not know of the existence or absence of any fact contradicting such representations. Any reference herein to “our knowledge,” “known to us” or any variation thereof shall mean the actual knowledge of lawyers in this firm who generally represent the Trust.

Based on the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of each Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and nonassessable.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability in connection with the property, acts, obligations or affairs of the Trust and provides that every written obligation, contract, instrument, certificate, share, other security of the Trust or any Fund or undertaking made or issued by the Trustees may give notice to the effect that the shareholders are not personally liable thereunder. The Declaration of Trust also provides that the Trust or the applicable Fund will indemnify and hold each shareholder harmless from and against all claims and liabilities, to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which a Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares of each Fund for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of your Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP